Exhibit 10.20

IHS RESELLER AGREEMENT

THIS SELLER AGREEMENT ("Agreement") dated 7/2/14 ("Effective Date") is by and between IHS GLOBAL INC. with its principal office located at 15 Inverness Way East, Englewood, CO 80112 on behalf of itself, its parent and its subsidiaries ("IHS") and Brown Technical Media Corp., with its principal office located at 1517 San Jacinto, Houston, TX 77002 ("Reseller`). Hereinafter referred to as "Party" or "Parties".

1.       DEFINITIONS.

1.1 "Fees" means the money due and owing to IHS for Products marketed and distributed by Reseller under this Agreement in accordance with the provisions of this Agreement.

1.2 "IHS Terms" includes the IHS terms and conditions that IHS dictates from time to time in order to provide the Products to its customers, and such terms as of the Effective Date are shown in Exhibit C.

1.3 "IHS Webservices Data" includes: URL link to the most recent and historical bibliographic data of Products.

1.4 "Product(s)" means the hard copy and electronic versions of the products which are listed in the most current version of the Exhibit A. IHS reserves the right without prior approval from or notice to Reseller to make changes to Products and to withdraw any Product(s) from the Exhibit A.

1.5 "Territory" means region(s) or market segments listed in the most current version of the Exhibit B.

2.       APPOINTMENT.

2.1 IHS hereby appoints Reseller as its nonexclusive Reseller for the promotion, marketing, sales and distribution of Products in the Territory. 2.2 If IHS ceases to manufacture or provide or distribute any Product(s), such Product(s) automatically will be deleted from the Exhibit A.

3.        FEES.

3.1 In consideration of the rights granted under section 2 above, the Reseller agrees to pay IHS the Fees which will be calculated in accordance with the provisions as set out in Exhibit D. The parties mutually agree and acknowledge that the Fees will be calculated based on the agreed percentage of the aggregate value of the invoice raised by the Reseller or a fixed Fee, more specifically determined in Exhibit D.

4.       UNDERTAKINGS.

4.1 UNDERTAKINGS BY RESELLER.

4.1.1 Reseller must use its best efforts for the promotion, marketing and distribution of Products in the Territory. Any advertising, marketing programs and promotion (including without limitation, all materials prepared in connection therewith) must be notified 10 working days in advance to IHS,

4.1.2 In the event local governmental approval of this Agreement is required, Reseller will promptly obtain such approval and pay all charges connected therewith. Reseller will effect and secure at its own expense any necessary governmental permits, licenses and registrations required in connection with the importation and distribution of the Products in the Territory. Reseller will conduct all its activities in accordance with all applicable laws, ordinances, regulations and rules of any and all public authorities and trade organizations. Without limiting the generality of the foregoing, Reseller will not directly or indirectly engage in any acts that would constitute a violation of any Export Control laws or regulations governing the export of products and technology.

4.1.3 Except as otherwise may be provided herein, IHS will be the Reseller's sole source for the Products and other related documents and information that comprise Products. In addition, during the term of this Agreement, neither Reseller nor any of its affiliates shall carry on any act/omission directly or indirectly which adversely affects the distribution/sale of Products. Reseller undertakes to provide any information and support that may reasonably be requested by IHS in connection with the distribution and sale of Products under this Agreement.

4.1.4 Reseller must notify IHS of any change of key sales personnel or ownership of Reseller. 4.1.5

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4.1.6 Reseller agrees to acknowledge at all times IHS' and its third party providers exclusive right, title, and interest in and to the copyright, registered and unregistered trademarks and service marks owned by IHS and its third party providers and used in connection with the Products and will not at any time do or cause to be done any act or thing in any way impairing or tending to impair any part of such right, title, and interest. In connection with any reference to the copyright, trademarks and service marks, Reseller will not represent in any manner that it has any ownership interest in such copyright, trademarks or service marks or registrations thereof. Whenever Reseller refers to the copyright, trademarks or service marks in advertising the Products or in any other manner to identify the Products, it shall clearly indicate IHS' and its third party provider ownership of the copyright, trademarks or service marks.

4.1.7 Reseller may not use any trade names, corporate names, or trade styles employing IHS trademarks or service marks without the prior written consent of IHS. Any such use and all uses by Reseller of said trade names, corporate names, or trade styles must cease immediately upon the termination of this Agreement for any reason.

4.1.8 Reseller may retrieve, publish and display the IHS Webservices Data on the Resellers Website provided that (a) Reseller does not provide any of the IHS Webservice Data to users of the Website unless they have paid for such data; (b) Reseller ensures that data requests are made by individual human users and are not automated (bot) generated; (c) Reseller's website servers are restricted to locations in the U.S. and Reseller provides IHS with the physical address for the website; (d) Reseller does not further distribute or allow third party websites to replicate or link to Reseller's URL Website; and (e) Reseller agrees to cooperate with and assist IHS in addressing any excessive downloading of IHS Product and Webservices Data.

4.1.9 Reseller will have the ability to (i) design its website utilizing search engine optimization techniques with respect to the IHS Product and Webservices Data; (ii) include on its websites the IHS data logo, IHS identification, notice on its website that use of the IHS Data is solely for customers internal business purposes and may not be used to develop a competitive product, and (iii) link to IHS website landing page in a form and manner to be agreed between IHS and the Reseller.

4.1.10 Reseller undertakes to (i) maintain a secure hosting environment for IHS Webservices Data and Products and (ii) implement security measures, including without limitation display of copyright notices indicating IHS' or its third party providers ownership of IHS Product and Webservices Data, to protect IHS Product and Webservices Data from unauthorized use and to protect IHS' and its third party provider intellectual property rights in the IHS Products and Webservices Data; and (iii) provide to IHS any and all information as reasonably requested by IHS with regards to an alleged or actual infringement of IHS and its third party providers intellectual property rights.

4.2 UNDERTAKINGS BY IHS.

4.2.1 IHS undertakes:

(a)       to use its reasonable endeavors to meet all orders for the Products forwarded to it by the Reseller;

(b)       that it will not carry on any act/omission directly or indirectly which adversely affects the distribution/sale of Products;

(c)       to provide IHS Product in electronic format directly to Reseller customer subject to receipt of payment and IHS receipt of sufficient customer information to fulfill orders; and

(d)       to provide any information and support that may reasonably be requested by the Reseller to enable it to discharge its duties under this Agreement.

5.       PROVISION OF PRODUCTS AND WEBSERVICES.

5.1.1 The Parties hereby agree that the Products will be purchased by Reseller on an "as needed" basis depending upon the orders for the various Products as may be obtained by Reseller. IHS reserves the right at its sole discretion to accept any returns of the Products already provided to the Reseller, for the distribution under this Agreement. For all Products provided hereunder, delivery is deemed to occur and risk of loss passes upon delivery to the Reseller.

5.1.2 The Parties hereby agree that the Webservices will be provided to the Reseller in a flat file format once a day each business day, excluding US holidays, during the term of the Agreement.

5.2 Reseller acknowledges and agrees that unless otherwise stated herein, Products will be distributed on terms that are no less restrictive than IHS Terms as attached hereto as Exhibit C. The Reseller agrees that the sale, resale or distribution of the Products contrary to US law is prohibited, and that it is responsible for complying with all applicable laws that may impose restrictions, registration, reporting, licensing and other requirements on the Products. IHS may amend such IHS Terms from time-to-time in its sole discretion but shall notify Reseller of such changes. Reseller shall indemnify and hold IHS harmless from any claim, demands, liabilities, suits or expenses of any kind arising out of Reseller's customer's breach of Reseller provisions designed to give effect to the IHS Terms and this shall survive the termination of this Agreement.

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5.3 IHS and its third party providers at all times retain all the title to the intellectual property contained in the Products and Webservices.

6.       PRICE AND PAYMENT.

6.1 Reseller shall be entitled to price the Products and apply such discounts as they see fit, provided however IHS shall be entitled to receive payment of all Fees billed for Products delivered. Notwithstanding the foregoing, Reseller is prohibited from selling the Products at any price below the Copyright Holder's advertised list price.

6.2 IHS shall invoice Reseller upon shipment of

the Product. Payment shall be made in accordance with section 6.3 below.

6.3 Except as otherwise provided Reseller will pay IHS the Fees within thirty (30) days from the date of an invoice issued to Reseller by IHS. Any payments not received by IHS when due will be considered past due, and IHS may choose to accrue interest at the rate of five percent (5%) above the European Central Bank "Marginal lending facility" rate. In addition to all other rights, IHS, in its sole discretion, may discontinue the provision of Products if Reseller does not pay any invoice within the cure period provided in this section. Reseller has no right of set-off.

6.4 Reseller agrees that the amount payable by Reseller to IHS as set forth herein, for distribution of the Products is the net amount due to IHS and that Reseller must pay or reimburse IHS for any custom duties, license fees or other like charges, turnover tax, excise tax, rental tax, sales tax, use tax, withholding tax, value added tax, personal property tax or any other tax imposed by the Territory (and any political subdivision thereof) computed on the amount payable by Reseller to IHS or the value of Product materials, whether such tax or other charge is imposed on Products, Product' materials, the payments made by Reseller, or the use of Products.

7.       TERM & TERMINATION.

7.1 This Agreement will have an initial term that runs for 3 years from the Effective Date. Upon expiration of the initial term, this Agreement will automatically renew for additional one-year terms, unless: (i) either Party is in material breach of this Agreement or (ii) either Party provides the other with written notice of its intent not to renew at least thirty (30) days prior to the end of the initial or any renewal term. IHS may terminate this Agreement at any time upon providing thirty (30) days prior written notice to Reseller.

7.2 At any time during the term hereof, either Party may terminate this Agreement immediately if: (a) the other Party commits a breach of any material term or condition of this Agreement and does not cure such breach within thirty (30) days of written notice thereof; or (b) the other Party's assets are transferred to an assignee for the benefit of creditors, to a receiver or to a trustee in bankruptcy, a proceeding is commenced by or against the other Party for relief under bankruptcy or similar laws and such proceeding is not dismissed within sixty (60) days, or the other Party is adjudged bankrupt; or (c) the proposed enactment of a law, decree, or regulation by a governmental unit within the Territory that would impair or restrict the right of either party to terminate or elect not to renew this Agreement.

7.3 Neither party shall be liable to the other Party for any damages, indemnities, compensation, or any other payment of any kind merely by reason of the termination of this Agreement.

7.4 Upon termination of this Agreement for any reason, Reseller is liable for all the payments due under section 6 until the date of termination, irrespective of being invoiced by IHS or not pursuant to and in accordance with the terms of this Agreement, with respect to the order for the Products processed and related revenue accrued on or before the date of termination of this Agreement.

7.5 Upon termination of this Agreement for any reason, Reseller will cease to use and will promptly deliver to IHS at Reseller's expense all the Products in its possession and related records pertaining to resale of the Products.

8.       LIMITATION OF LIABILITY.

8.1 Except for Reseller's breach of its undertakings as contained in this Agreement, in no event will either Party be liable for any indirect, special, punitive, or consequential damages of any kind or nature whatsoever, suffered by the other Party, including, without limitation, lost profits, loss of reputation, loss of good will, business interruptions or other economic loss arising out of or related to this Agreement. For purposes of this section, consequential, special or punitive damages awarded by a court to a third party and paid by the Party to be indemnified are considered direct damages hereunder.

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8.2 Except for Reseller's breach of its undertakings as contained in this Agreement, each Party's total aggregate liability for any damages arising out of or related to this Agreement will not exceed Fees paid by Reseller hereunder in relation to the distribution of the Product that is the subject of the claim.

8.3 The limitations set forth in this section will not apply to (i) damages related to death or personal injury arising out of the negligence or willful act of the other Party; and (ii) any damages or liability incurred as a result of fraud or fraudulent misrepresentation of the other Party.

9.       RECORDS & REPORTS.

9.1 Reseller must keep accurate and complete customer records to include, without limitation, customer names and addresses, point of contact (including phone number and email addresses), amount of the order, method of payment. IHS reserves the right to demand copies of all such records and audit or inspect these records and visit the Resellers' premises and/or any customers' locations at its discretion.

9.2 [INTENTIONALLY OMITTED]

10.       CONFIDENTIALITY.

10.1 At all times, both during and after the term of this Agreement, Reseller must keep strictly confidential, not disclose to any third party, and use only for the purposes of this Agreement, all information relating to Products (whether technical or commercial) and to the affairs and business of IHS, whether such information is disclosed to Reseller by IHS or otherwise obtained by Reseller as a result of its association with IHS, provided that this paragraph shall not extend to any information to the extent it is in the public domain, other than as a result of disclosure by Reseller.

11.       COPYRIGHTS AND TRADEMARKS.

11.1 Reseller acknowledges that all Products, whether delivered on hard copy, electronically or otherwise, which may be provided pursuant to this Agreement and all rights therein are the property of and are copyrighted by IHS or some other person or entity that owns copyright in the information used. Reseller may not make or authorize, without the prior written consent of IHS, any reproduction of or copy from any part of the Products. Reseller will on request by IHS and at IHS expense take any and all action that may reasonably be required by IHS to protect such rights and rights in the trademarks and service marks owned by IHS or other person or entity. Reseller must indemnify and hold IHS harmless from any claim, demands, liabilities, suits or expenses of any kind arising out of Reseller's breach of this section, and this provision shall survive the termination of this Agreement.

12.       ASSIGNMENT OR TRANSFER.

12.1 This Agreement and the benefit of the rights granted to and the obligations undertaken by Reseller under this Agreement may not be assigned, delegated or in any other manner transferred by Reseller without the prior written consent of IHS. Any such attempted assignment, delegation or other transfer will be null and void. IHS may assign or transfer its rights and obligations under this Agreement to any of its affiliate or successor-in-interest by providing notification to the Reseller.

13.       MISCELLANEOUS.

13.1 Reseller expressly acknowledges that its activities hereunder do not constitute Reseller as an agent, employee, partner, or a joint venture with IHS. Reseller also expressly acknowledges that this Agreement deals solely with Products listed in the appropriate and duly executed Exhibit A and does not automatically extend to any other products of IHS existing on the date of this Agreement or to any acquisition or internal development of databases or other information industry assets, subsequent to the date of this Agreement unless specifically authorized in writing by IHS.

13.2. Both Parties represent and affirm that (i) they will comply with all applicable country laws relating to anti-corruption and anti-bribery, including the US Foreign Corrupt Practices Act and the UK Bribery Act; and (ii) they will not promise, offer, give or receive bribes or corrupt actions in relation to the procurement or performance of this Agreement. For the purposes of this section, "bribes or corrupt actions" means any payment, gift, or gratuity, whether in cash or kind, intended to obtain or retain an advantage, or any other action deemed to be corrupt under the applicable country laws'.

13.3 Any notice to be given hereunder must be in writing and must be delivered in person or sent by registered or certified mail, postage prepaid, or by confirmed telecopy, or by overnight delivery service, receipt requested, addressed to the Party to be served at the address indicated on the first page of this Agreement, or such other address as either Party may notify the other party in writing during the term of this Agreement. Such notice will be deemed given when received.

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13.4 Either Party may be excused from the performance of any obligation under this Agreement, due to any act or condition whatsoever beyond the reasonable control of and not occasioned by the fault or negligence of such Party, including, without limitation, acts of God, acts of terrorism, acts of nature or of a public enemy, acts of a federal government or any state or political subdivision thereof, internet outages, fires, floods, explosions, wars, or other catastrophes; labor disturbances; freight embargos; or delays of a supplier or subcontractor due to such causes.

13.5 Upon reasonable notice by IHS to Reseller, and not more than once annually (unless prior violations have been discovered), IHS may audit relevant records to enable IHS to ensure Reseller's compliance with this Agreement.

13.6 Reseller acknowledges that it is aware that under the laws of the United States of America, it is unlawful for IHS, its divisions, subsidiaries and representatives, directly or indirectly, to make any payment or to give anything of value to any foreign official (other than a foreign official whose duties are essentially administrative or clerical) or to any foreign political party, any official of a foreign political party or any candidate for foreign political office for the purposes of influencing any action or failure to take action on the part of such person in connection with the obtaining, retaining or directing of business to any person or company. Reseller agrees that so long as it is conducting business with IHS, it will not, directly or indirectly, on behalf of IHS make any such payment and it agrees to indemnify IHS and representatives from any loss, liability or expense arising out of, or related to, any such payment made by it, and this provision shall survive the termination of this Agreement.

13.7 The Products distributed under this Agreement may contain technical data (e.g., encryption technology) the export, re-export, transfer or sale of which is controlled by U.S. export control laws. IHS will export the Products as per this Agreement. The Reseller acknowledges that other nations' laws may apply to the Products. In particular, several jurisdictions have controls that may apply to Products containing encryption technology. Accordingly, in express consideration for its appointment as Reseller of the Products in the Territory, the Reseller agrees to comply with all applicable laws that may impose registration, reporting, licensing, or other requirements on the Products.

13.8 This Agreement has been written and executed in the English language. All questions of construction arising hereunder will be resolved by reference to the executed instrument in English whether or not counterparts thereof are written and/or executed in any other language.

13.9 The failure of either Party to enforce, at any time or for any period of time, the provisions hereof will not be construed as a waiver of such provisions and in no way will affect that Party's right to enforce such provisions. No waiver of any provision hereof will be deemed a waiver of any succeeding breach of the same or any other provision of this Agreement.

13.10 This Agreement embodies the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating thereto. No waiver, change, alteration, or modification of any term of this Agreement may be made except in writing signed by the Party against whom enforcement of such waiver, change, alteration, or modification is sought.

13.11 This Agreement will be construed under the laws of State of New York, without regard to its conflicts of law principles and each Party hereby submits to the exclusive jurisdiction of New York Courts.

13.12 The terms and conditions of this Agreement will survive the termination of this Agreement to the fullest extent necessary for their enforcement and for the realization of the benefit thereof by the Party in whose favor they operate.

IHS GLOBAL,INC.

Signature: /s/ Colette Bellefleur

Name: Colette Bellefleur

Title: Vice President

Date: 7/3/14

RESELLER

Signature: /s/ Steven Plumb

Name: Steven Plumb

Title: Chief Financial Officer

Date: 7/2/14

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EXHIBIT A

PRODUCTS

IHS will provide the following Product(s) in hard copy to Reseller:
Commercial Standards and Codes

Products ordered in electronic format will be delivered directly to the end user. Reseller will be billed in accordance with the terms of Section 6 of the Agreement for all Products delivered in electronic format.

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EXHIBIT B

TERRITORY

Reseller will promote, market, sale and distribute the Products in the following region(s):

Worldwide distribution rights.

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EXHIBIT C

IHS LICENSE TERMS AND CONDITIONS

Following are the IHS standard One-Time Subscription terms and conditions for the sale of Products and by accessing the Product or by accepting the delivery of the Product, Client accepts and agrees to be bound by these terms and conditions.

1.       DEFINITIONS

"Client" means the person, firm or company or any other entity that orders the Products from IHS.

"Delivery Point" where applicable, means the location defined in the Order Confirmation where delivery of the Products is deemed to take place.

"Fees" means the money due and owing to IHS for Products supplied or licensed, including any order processing charge, as set forth in the Order Confirmation. Fees are exclusive of taxes, which will be charged separately to the Client.

"Products" means any publication, data, database, map, report or any other information supplied to the Client in physical or electronic media, more specifically identified in the Order Confirmation.

"Order Confirmation" includes the one-time order form or confirmation email or any other document which records party's acceptance identifying the Product(s), term or period of supply, delivery information, media of supply, Fees and any terms or conditions unique to the particular Product supplied.

2.       Client will pay IHS the Fees as set forth in the Order Confirmation within 30 days from the date of the invoice. Any payments not received by IHS when due will be considered past due, and IHS may choose to accrue interest at the rate of five percent (5%) above the European Central Bank "Marginal lending facility" rate. Client has no right of set-off. All Fees are exclusive of any taxes, which shall be separately payable by the Client. IHS may request payment of the Fees before shipping the Products.

3.       HS grants to Client a nonexclusive, non-transferable license to use the Products for its internal business use only. Client may not copy, distribute, republish, transfer, sell, license, lease, give, disseminate in any form (including within its original cover), assign (whether directly or indirectly, by operation of law or otherwise), transmit, scan, publish on a network, or otherwise reproduce, disclose or make available to others, store in any retrieval system of any nature, create a database or create derivative works from the Product or any portion thereof, except as otherwise agreed in the Order Confirmation. Client must comply with applicable data protection and privacy laws and regulations and hereby agrees to indemnify and hold IHS harmless against any costs, liabilities, damages arising out of Client's breach under such data protection and privacy laws and regulations. In particular, Client must not use information included in Products, (i) for any unlawful, harmful or offensive purpose; (ii) as a source for any kind of marketing or promotion activity; or (iii) for the purposes of compiling, confirming or amending its own database, directory or mailing list.

4.       Client must not remove any proprietary legends or markings, including copyright notices, or any IHS-specific markings on the Products. Client acknowledges that all data, material and information contained in the Products are and will remain the copyright property and confidential information of IHS or its third party provider and are protected and that no rights in any of such data, material and information are transferred to Client. Client will take any and all actions that may reasonably be required by IHS to protect such proprietary rights as owned by HS or its third party provider. Any unauthorised use may lead INS to bring proceedings for copyright and/or database right infringement against the Client claiming an injunction, damages and costs.

5.       Any dates specified in the Order Confirmation for delivery of the Products are intended to be an estimated time for delivery only and shall not be of the essence. IHS shall not be liable for any delay in the delivery of the Products. Unless otherwise agreed by the parties, packing and carriage charges are not included in the Fees and will be charged separately. The Products will be dispatched and delivered to the Delivery Point as per Client's preferred method of delivery and as agreed by IHS in the Order Confirmation. If special arrangements are required, then IHS reserves the right to additional charges. Except as provided hereunder, delivery for all Products is deemed to occur and risk of loss passes upon dispatch of Products by IHS.

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6.       If for any reason IHS is unable to deliver the Products on time due to Client's failure to provide appropriate instructions, documents or authorisations etc; (i) any risk in the Products will pass to the Client; (ii) the Products will be deemed to have been delivered; and (iii) IHS may store the Products until delivery, whereupon the Client will be liable for all related costs and expenses.

7.       Except as otherwise required by law, Client will not be entitled to object or to return or reject the Products or any part thereof unless the Products are damaged in transit. IHS's sole obligation and Clients' exclusive remedy for any claim with respect to such damaged Products will be to replace the damaged Products without any charge. No returns will be accepted by IHS without prior agreement and a returns number issued by IHS to accompany the Products to be returned. All return shipments are at the Client's risk and expense.

8.       The possession and usage rights of the Products in accordance with clause 3 above will not pass to Client until IHS has received in full all sums due to it in respect of: (i) Fees; and (ii) all other sums which are or which become due to IHS from Client on any account. Until such rights have passed to Client, the Client will: (i) hold the Products in a fiduciary capacity; (ii) store the Products (at no cost to IHS) in such a way that they remain readily identifiable as IHS property; (iii) not destroy, deface or obscure any identifying mark or packaging on or relating to the Products; and (iv) maintain the Products in satisfactory condition and keep them insured on IHS' behalf for their full price against all risks to the reasonable satisfaction of IHS.

9.       The quantity of any consignment of Products as recorded by IHS on dispatch from IHS' place of business shall be conclusive evidence of the quantity received by the Client on delivery unless Client can provide conclusive evidence proving otherwise. IHS shall not be liable for any non-delivery of the Products (even if caused by IHS' negligence) unless Client provides confirmed claims to IHS of the non-delivery. Any such conformed claim for non-receipt of the Products must be made in writing, quoting the account and Order Confirmation number to the IHS' Customer Care Department, within thirty (30) days of the estimated date of delivery as stated in the Order Confirmation.

10.       The Products supplied herein are provided "AS IS" and "AS AVAILABLE". IHS does not warrant the completeness or accuracy of the data, material, third party advertisements or information as contained in the Product or that it will satisfy Client's requirements. IHS disclaims all other express or implied warranties, conditions and other terms, whether statutory, arising from course of dealing, or otherwise, including without limitation terms as to quality, merchantability, fitness for a particular purpose and non-infringement. To the extent permitted by law, IHS shall not be liable for any errors or omissions or any loss, damage or expense incurred by reliance on information, third party advertisements or any statement contained in the Products. Client assumes all risk in using the results of the Product(s).

11.       If the Products supplied hereunder are subscription based, then, except as otherwise agreed in the Order Confirmation, the subscription period will run for one calendar year from the start date as specified in the Order Confirmation and the Fees will cover the supply of all issues of the Product published in that year. If Client attempts to cancel the Product subscription anytime during such period: (i) the Fees payable for that year will be invoiced by IHS in full; or (ii) where Client has already paid the Fees in advance, any Fees relating to the remaining period shall be forfeited. In addition to other rights and subject to the provisions of this clause, IHS in its sole discretion may discontinue the supply the Products if Client commits breach of any provision of these terms and conditions.

12.       INS' total aggregate liability for any damages/losses incurred by the Client arising out of or in relation to IHS' breach under these terms and conditions, shall not exceed at any time the Fees paid for the Product which is the subject matter of the claim. In no event shall IHS be liable for any indirect, special or consequential damages of any kind or nature whatsoever suffered by the Client including, without limitation, lost profits or any other economic loss arising out of or related to the subject matter of these terms and conditions. However, nothing in these terms and conditions shall limit or exclude !HS' liability for (i) death or personal injury caused by its negligence; (ii) fraud or fraudulent misrepresentation; or (iii) any breach of applicable consumer protection laws

13.       These terms and conditions will be construed under the laws of England and Wales and any dispute or claim arising out of or in connection thereto shall be subject to the exclusive jurisdiction of the English Courts. Client agrees to comply with all US Export laws and regulations and hold IHS harmless for its failure to properly do so. The Parties will comply with all applicable country laws and regulations relating to anti-corruption and anti-bribery.

14.       All Products supplied herein are subject to these terms and conditions only, to the exclusion of any other terms which would otherwise be implied by trade, custom, practice or course of dealing. Nothing contained in any Client-issued purchase order, Clients' acknowledgement, Clients' terms and conditions or invoice will in any way modify or add any additional terms to these terms and conditions. IHS reserves the right to amend these terms and conditions from time to time.

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EXHIBIT D

FEES

1.	Payment of Fees: $US

Reseller will pay Fees based on upon the following Fee Schedule. Fees will be paid Net 30 days of Invoice Date.

2.	Payment of Fees currency: $US

3.	FEE Schedule

•	Volume-based discount structure per SDO, based on the total dollar amount purchased (before discounts are applied) during the previous 12 months. Discounts are evaluated quarterly.

o	$1 to $15K	10%
o	$15K+ to $40K	15%
o	$40K+ to $125K 20%
o	$125K+	25%

•	Exceptions:

o	Brown Book Only

■	API: 25%

o	IHS Retail Resellers, SDO's and Dealers shall receive no more than a 10% discount for documents from the following SDOs:

■	ASME BPVC

■	ASTM

■	AWS

■	IEEE

■	SAE

■	UL

■	All special order or special price items.

•	Special Circumstances

o	Pricing department is available for special discount quotes as needed.

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